UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

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The Chubb Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Supplement to Proxy Statement dated March 19, 2009

Our Board of Directors (our Board) previously made available to you proxy materials in connection with its solicitation of proxies to be voted at the 2009 Annual Meeting of Shareholders (the 2009 Annual Meeting), including a proxy statement containing important information about the items of business to be considered at the 2009 Annual Meeting (the 2009 Proxy Statement). Please note that throughout this supplement we may refer to The Chubb Corporation as “Chubb,” “we,” “us” or “our.” Capitalized terms not defined herein shall have the meanings set forth in the 2009 Proxy Statement.

On or before March 19, 2009, we mailed to our shareholders a notice containing instructions on how to access our annual meeting materials, how to request paper copies of these materials and how to vote online or by telephone. The additional information provided in this supplement should be read in conjunction with our annual meeting materials, including the 2009 Proxy Statement.

Amendment to The Chubb Corporation Long-Term Incentive Plan (2009)

As described in the 2009 Proxy Statement, one item of business to be considered at the 2009 Annual Meeting is Proposal 2, Adoption of The Chubb Corporation Long-Term Incentive Plan (2009). This supplement to the 2009 Proxy Statement amends and supplements the information contained under Proposal 2.

Under the 2004 Plans and our predecessor long-term stock incentive plans as of March 9, 2009, there were 13,502,486 shares of our common stock that were subject to outstanding equity awards, consisting of:

•	restricted stock and stock units representing 3,416,377 shares;

•	total shareholder return performance units representing 4,138,420 shares (which represents the maximum payout of 200% under these awards — the actual payout will range from 0% to 200% of the target awards depending on our actual performance measured against our relative TSR for the applicable performance period); and

•	options representing 5,947,689 shares with a weighted average exercise price of $35.09 and an average remaining term of 3.3 years.

In February 2009, our Board approved The Chubb Corporation Long-Term Incentive Plan (2009) (the 2009 Stock Plan) subject to shareholder approval at the 2009 Annual Meeting. The 2009 Stock Plan originally provided for the issuance under it, subject to adjustment upon the occurrence of certain events described in the 2009 Proxy Statement, of (1) any shares remaining available for issuance (or that become subsequently available for issuance) under the 2004 Plans and (2) an additional 3,750,000 newly authorized shares available for grants to employees and 250,000 newly authorized shares available for grants to non-employee directors. On April 14, 2009, we amended Section 4(a) of the 2009 Stock Plan, subject to shareholder approval, to proportionately reduce the maximum number of newly authorized shares that may be issued under the 2009 Stock Plan:

•	to our employees from 3,750,000 to 2,625,000 shares; and

•	to our non-employee directors from 250,000 to 175,000 shares.

As a result of the amendment to Section 4(a) of the 2009 Stock Plan, subject to adjustment upon the occurrence of certain events described in the 2009 Proxy Statement, a maximum of:

•	2,625,000 newly authorized shares, plus the shares remaining available for issuance (or that become subsequently available for issuance) under the 2004 Employee Plan (6,025,090 shares as of March 9, 2009) may be issued under the 2009 Stock Plan to our employees; and

•	175,000 newly authorized shares, plus any shares remaining available for issuance (or that become subsequently available for issuance) under the 2004 Director Plan (317,684 shares as of March 9, 2009) may be issued under the 2009 Stock Plan to our non-employee directors.

Other than the changes described above, all other terms of the 2009 Stock Plan remain the same as those described in the 2009 Proxy Statement. The foregoing summary of the amendment to the 2009 Stock Plan is qualified in its entirety by reference to the amended text of Section 4(a) of the 2009 Stock Plan, which is attached to this supplement as Annex A.

Board Recommendation and Voting

Our Board continues to recommend that you vote “FOR” the adoption of The Chubb Corporation Long-Term Incentive Plan (2009).

Your vote is important. If you have not already voted your shares, we encourage you to do so. If you have already voted your shares and do not wish to change your vote, no further action is necessary. If you wish to change your vote, you may revoke your proxy by notifying the Corporate Secretary of the revocation in writing, by delivering a duly executed proxy card bearing a later date, by properly submitting a new timely and valid proxy via the internet or telephone after the date of the revoked proxy or by voting in person at the 2009 Annual Meeting. If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or nominee.

ANNEX A

THE CHUBB CORPORATION
LONG-TERM INCENTIVE PLAN (2009)

Amended Text of Section 4(a)

(a) Number.  Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards made to Employees (the “Employee Pool”) shall be 2,625,000, plus that number of shares of Stock that are not subject to an outstanding award under the Prior Employee Plans on the Effective Date but were otherwise available for issuance under the Prior Employee Plans. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards made to Directors (the “Director Pool”) shall be 175,000, plus that number of shares of Stock that are not subject to an outstanding award under the Prior Director Plan on the Effective Date but were otherwise available for issuance under the Prior Director Plan. Notwithstanding the provisions of Section 4(b), the maximum number of shares of Stock that may be issued to Employees in respect of Incentive Stock Options shall not exceed 600,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Corporation not reserved for any other purpose.

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